     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1997


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                              ---------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                          PREMIERE RADIO NETWORKS, INC.
           (Name of small business issuer as specified in its charter)

         DELAWARE                                  95-4083971
  (State of Incorporation)                     (I.R.S. Employer
                                               Identification No.)

                      15260 VENTURA BOULEVARD, FIFTH FLOOR
                       LOS ANGELES, CALIFORNIA  91403-5339
                     (Address of principal executive offices)

                         -------------------------------

                             1992 STOCK OPTION PLAN
                                       AND
                             1995 STOCK OPTION PLAN
                              (Exact name of plans)

                         -------------------------------

                               DANIEL M. YUKELSON
                           VICE PRESIDENT/FINANCE AND
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                          PREMIERE RADIO NETWORKS, INC.
                      15260 VENTURA BOULEVARD, FIFTH FLOOR
                       LOS ANGELES, CALIFORNIA  91403-5339
                                 (818) 377-5300
 (Name, address and telephone number, including area code, of agent of service)

                         -------------------------------

                                   COPIES TO:
                               JEFFREY SOZA, ESQ.
         CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP
                      2121 AVENUE OF THE STARS, 18TH FLOOR
                         LOS ANGELES, CALIFORNIA  90067

                            CALCULATION OF REGISTRATION FEE:

                                                    PROPOSED          PROPOSED
                                                    MAXIMUM           MAXIMUM
                                                    OFFERING          AGGREGATE       AMOUNT OF
     TITLE OF SECURITIES        AMOUNT TO BE        PRICE PER         OFFERING        REGISTRATION
     TO BE REGISTERED           REGISTERED          SHARE             PRICE           FEE
     ------------------         ------------        ---------         ---------       ------------
1992 STOCK OPTION PLAN
-----------------------
Class A Common Stock........... 20,575 Shares (1)   $ 3.83 (2)      $   78,802 (2)
Class A Common Stock........... 24,000 Shares (1)   $ 4.22 (2)      $  101,280 (2)
Class A Common Stock...........  5,000 Shares (1)   $ 4.50 (2)      $   22,500 (2)
Class A Common Stock........... 84,932 Shares (1)   $ 4.83 (2)      $  410,222 (2)
Class A Common Stock........... 10,000 Shares (1)   $ 4.95 (2)      $   49,500 (2)
Class A Common Stock...........  7,500 Shares (1)   $ 5.17 (2)      $   38,775 (2)
Class A Common Stock........... 38,083 Shares (1)   $ 5.32 (2)      $  202,602 (2)
Class A Common Stock...........  2,500 Shares (1)   $ 7.00 (2)      $   17,500 (2)
Common Stock................... 40,550 Shares (1)   $ 3.83 (2)      $  155,306 (2)
Common Stock................... 48,000 Shares (1)   $ 4.22 (2)      $  202,560 (2)
Common Stock................... 10,000 Shares (1)   $ 4.50 (2)      $   45,000 (2)
Common Stock...................168,184 Shares (1)   $ 4.83 (2)      $  812,328 (2)
Common Stock................... 20,000 Shares (1)   $ 4.95 (2)      $   99,000 (2)
Common Stock................... 15,000 Shares (1)   $ 5.17 (2)      $   77,550 (2)
Common Stock................... 76,166 Shares (1)   $ 5.32 (2)      $  405,203 (2)
Common Stock...................  5,000 Shares (1)   $ 7.00 (2)      $   35,000 (2)

1995 STOCK OPTION PLAN
----------------------
Class A Common Stock...........135,000 Shares (1)   $ 8.67 (2)      $  117,045 (2)
Class A Common Stock...........  3,750 Shares (1)   $12.00 (2)      $   45,000 (2)
Class A Common Stock........... 22,500 Shares (1)   $14.67 (2)      $  330,075 (2)
Class A Common Stock........... 22,500 Shares (1)   $17.33 (2)      $  389,925 (2)
Class A Common Stock........... 15,000 Shares (1)   $20.00 (2)      $  300,000 (2)
Class A Common Stock...........362,166 Shares (1)   $10.00 (2)      $3,621,660 (2)
Class A Common Stock.......... 138,000 Shares (1)   $11.00 (2)      $1,518,000 (2)
Class A Common Stock........... 32,500 Shares (1)   $12.25 (2)      $  398,125 (2)
Class A Common Stock........... 20,000 Shares (1)   $13.13 (2)      $  262,600 (2)
Class A Common Stock...........261,971 Shares (1)   $16.88 (3)      $4,420,761 (3)
                                                                    -----------
                                                                    $14,156,319        $4,719
                                                                    -----------        ------
                                                                    -----------        ------

_________________

(1) Plus, in accordance with Rule 416 under the Securities Act of 1933, as amended (the "1933 Act"), such indeterminate number of shares as may become issuable pursuant to the anti-dilution provisions of the 1992 Stock Option Plan ("1992 Plan") and the 1995 Stock Option Plan (the "1995 Plan"). As a result of a 1-for-2 stock dividend effected in the form of a 3-for-2 stock split on April 1, 1996, shares of Class A Common Stock became issuable pursuant to the anti-dilution provision under the Company's 1992 plan.

(2) The registration fee for shares of Class A Common Stock, $0.01 par value per share ("Class A Stock") issuable upon exercise of outstanding options under the 1992 Plan and 1995 Plan was calculated pursuant to Rule 457(h) under the 1993 Act, using the prices at which such options may be exercised.

(3) Estimated solely for purposes of determining the registration fee and computed in accordance with Rule 457 under the 1933 Act, based upon the closing price of the Class A Common Stock on April 15, 1997 as reported on the NASDAQ National Market ("NNM").

                          PREMIERE RADIO NETWORKS, INC.
                        REGISTRATION STATEMENT ON FORM S-8



                                    PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents and information filed by Premiere Radio Networks, Inc. (the "Company" or "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

      (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

     (ii) all other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Securities Exchange At of 1934, as amended (the "Exchange Act"), since December 31, 1996 through the date hereof;

    (iii) the description of the Company's Common Stock, $0.01 par value per share ("Common Stock") contained in the Company's Registration Statement on Form S-18 (Reg. No. 33-46153-LA) under the Securities Act of 1933, as amended, including any amendment or report subsequently filed by the Company for the purpose of updating that description.

     (iv) the description of the Company's Class A Common Stock, $0.01 par value per share ("Class A Common Stock") contained in the Company's Registration Statement on Form SB-2 (Reg. No. 33-998808) under the Securities Act of 1933, as amended, including any amendment or report subsequently filed by the Company for the purpose of updating that description.

     In addition, any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of the Company's Common Stock or Class A Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock or Class A Common Stock then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

                                   PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

                                 (CONTINUED)


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware County of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

     Article IV of the Registrant's Bylaws provides for indemnification to the full extend permitted by law of all persons whom it may indemnify pursuant thereto.

     Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In accordance with the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, as amended, limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant of its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this amendment is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such action involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the federal securities laws.

     The Registrant carries a Directors and Officers Liability Insurance Policy with a limit of $5.0 million. Such policy expires on April 28, 1996. Registrant believes that it can and will renew its Directors and Officers Liability Insurance coverage on or about the same terms as its existing coverage.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

                                   PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

                                  (CONTINUED)



ITEM 8.  EXHIBITS.

     4.1 Specimen Common Stock certificate (filed with the Commission April 1, 1992, as Exhibit 4.1 to Amendment No. 1 to the Company's Registration Statement on Form S-18 (Reg. No. 33-46153-LA and incorporated by reference).

     4.1.1*  Specimen Class A Common Stock certificate.

     5* Opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP regarding the legality of the securities registered hereunder.

     10.1.1 1992 Stock Option Plan (filed with the Commission April 1, 1992, as Exhibit 10.1.1 to Amendment No. 1 to the Company's Registration Statement on Form S-18 (Reg. No. 33-46153-LA and incorporated by reference).)

     10.1.2 1995 Stock Option Plan (incorporated by reference to Exhibit E to the Company's Proxy Statement dated July 7, 1995).

     23.1*   Consent of Ernst & Young  LLP.

     23.2* Consent of Christensen, Miller, Fink, Jacobs, Weil, Glaser & Shapiro, LLP (included in Exhibit 5).

___________________
*Included herewith.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                                   (CONTINUED)


ITEM 9.  UNDERTAKINGS.

(a)  Rule 415 Offering.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report under Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 18, 1997.

                                   PREMIERE RADIO NETWORKS, INC.



                                   By:  /s/ Daniel M. Yukelson
                                      -----------------------------------
                                        Daniel M. Yukelson
                                        Vice President/Finance
                                        and Chief Financial Officer,
                                        and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement as been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                         TITLE                                     DATE
---------                         -----                                     ----


/s/ Stephen C. Lehman               Chairman of the Board, President          April 18, 1997
--------------------------          and Chief Executive Officer
Stephen C. Lehman

/s/ Kraig T. Kitchin                Vice Chairman of the Board, and           April 18, 1997
--------------------------          Executive Vice President/Sales
Kraig T. Kitchin

/s/ Daniel M. Yukelson              Vice President/Finance and                April 18, 1997
--------------------------          Chief Financial Officer, and Secretary
Daniel M. Yukelson                  (Principal Financial and Accounting
                                    Officer)


/s/ Eric R. Weiss                   Vice Chairman of the Board                April 18, 1997
--------------------------
Eric R. Weiss


--------------------------           Director                                 April __, 1997
David J. Evans


/s/ Robert M. Fell                   Director                                 April 18, 1997
--------------------------
Robert M. Fell

--------------------------           Director                                 April __, 1997
Andrew Schoun


--------------------------           Director                                 April __, 1997
David E. Salzman



/s/ Kenin M. Spivak                  Director                                 April 18, 1997
--------------------------
Kenin M. Spivak
